Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 No. 333-238211, Form S-3 ASR 333-255719, Form S-3 No. 333-270618)
(2)Registration Statement (Form S-8 No. 333-211328, Form S-8 No. 333-188796) pertaining to the Company’s 2006 Stock Incentive Plan,
(3)Registration Statement (Form S-8 No. 333-182979 and Form S-8 No. 333-218177) pertaining to the Company’s Employee Stock Purchase Plan, and
(4)Registration Statement (Form S-8 No. 333-214460) pertaining to the Company’s 2016 Omnibus Incentive Plan;

of our reports dated February 24, 2025, with respect to the consolidated financial statements of DMC Global Inc. and the effectiveness of internal control over financial reporting of DMC Global Inc. included in this Annual Report (Form 10-K) of DMC Global Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP
Denver, Colorado
February 24, 2025